                                                               FORM 10-Q
                                                               MARCH 31,1995


                                                               EXHIBIT 11


                     American Power Conversion Corporation
                     -------------------------------------
                       Computation of Earnings Per Share
                       ---------------------------------


                                         Three Months Ended
                                         ------------------
                                             March 31,
                                             ---------
                                         1995         1994
                                         ----         ----
                                            (Unaudited)

Primary:
Weighted average shares
 outstanding                           92,450,296   91,168,385
Net effect of dilutive stock
 options and warrants based on
 the treasury stock method using
 the average market price                 886,438    2,054,369
                                      -----------  -----------
    Total                              93,336,733   93,222,754

Net Income                            $18,269,813  $13,563,956

Per share amount                            $0.20        $0.15

Fully Diluted:
Weighted average shares
 outstanding                           92,450,296   91,168,385
Net effect of dilutive stock
 options and warrants based
 on the treasury stock method
 using the period end market price        829,456    2,075,182
                                      -----------  -----------
    Total                              93,279,752   93,243,567

Net income                            $18,269,813  $13,563,956

Per share amount                            $0.20        $0.15


                                       1